Exhibit 10.4

SUBSCRIPTION AGREEMENT

DATED AS OF DECEMBER 22, 2003

BY AND AMONG

GLDD ACQUISITIONS CORP.

AND THE PURCHASERS LISTED ON

THE SCHEDULE OF PURCHASERS

ATTACHED HERETO

i

GLDD ACQUISITIONS CORP.

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of December 22, 2003, by and among GLDD Acquisitions Corp., a Delaware corporation (the “Company”), and the Persons set forth on the “Schedule of Purchasers” attached hereto (hereinafter referred to collectively as the “Purchasers” and individually as a “Purchaser”).  The Purchasers will purchase, severally and not jointly, the Securities listed on the Schedule of Purchasers attached hereto.  Capitalized terms used, but not otherwise defined herein, are defined in Section 9 hereof.

The parties hereto agree as follows:

Section 1.               Authorization and Closing.

1A.          Authorization of the Securities.  The Company will (prior to Closing, as defined below) authorize the issuance and sale to the Purchasers of (i) an aggregate of 84,625 shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), having the rights and preferences set forth in the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Certificate of Incorporation”), at a purchase price of $1,000 per share, and (ii) an aggregate of 850,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $10 per share.  The Preferred Stock and the Common Stock are sometimes collectively referred to herein as “Securities”.

1B.          Purchase of Securities.   On the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, the Company will sell to each Purchaser, and, subject to the terms and conditions set forth herein, each Purchaser will purchase from the Company, the Securities set forth beside such Purchaser’s name on the Schedule of Purchasers attached hereto, at the purchase price per share set forth in Section 1 above.  The sale to and purchase by each Purchaser of the Securities to be purchased by such Purchaser hereunder will constitute a separate sale and purchase.

1C.          The Closing.  The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601 simultaneously with the Closing of the Acquisition, as defined below.  At the Closing, the Company shall deliver to each Purchaser instruments evidencing the Securities to be purchased by such Purchaser registered in the Purchaser’s name upon payment of the purchase price thereof by wire transfer of immediately available funds in the aggregate amount set forth on the Schedule of Purchasers to an account specified by the Company prior to the Closing.

Section 2.               Conditions of Each Purchaser’s Obligation at the Closing.  The obligation of each Purchaser to purchase and pay for the Securities at the Closing is subject to the satisfaction as of the Closing of the following conditions:

2A.          Representations and Warranties; Covenants.  The representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the execution, delivery and performance of the agreements expressly referred to in this Section 2, and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to or at the Closing.

2B.          Amendment of Certificate of Incorporation.  The Company’s Certificate of Incorporation shall have been amended to include the provisions set forth in Exhibit A hereto, shall be in full force and effect under the laws of Delaware as of the Closing as so amended and shall not have been further amended or modified.

2C.          Amendment of the Company’s Bylaws.  The Company’s Bylaws shall have been amended and restated in the form set forth in Exhibit B hereto and shall be in full force and effect as of the Closing as so amended and restated and shall not have been further amended or modified.

2D.          Registration Rights Agreement.  The Company and the Purchasers shall have entered into a registration rights agreement in form and substance as set forth in Exhibit C attached hereto (the “Registration Rights Agreement”), and the Registration Rights Agreement shall be in full force and effect as of the Closing.

2E.           Management Agreement.  The Company shall have entered into a Management Equity Agreement, in form and substance as set forth in Exhibit D attached hereto (the “Management Agreement”), and the Management Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

2F.           Securities Law Compliance.  The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

2G.          Closing Fee to MDP.  At the Closing, the Company shall, or shall cause its Subsidiaries to, pay to Madison Dearborn Capital Partners IV, L.P. (“MDP”) or its designee, a closing fee of $3,570,000.

2H.          Merger Agreement.  The Agreement and Plan of Merger, dated as of November 12, 2003, among the Company, GLDD Merger Sub, Inc., Great Lakes Dredge & Dock Corporation (“GLDD”) and Vectura Holding Company LLC (the “Merger Agreement”), shall be in full force and effect as of the Closing, and the Merger Agreement shall not have been amended or modified in any material respect.  The acquisition contemplated by the Merger Agreement (the “Acquisition”) shall have been consummated without waiver of any condition to GLDD’s obligations thereunder.

2I.            Bank Agreement.  The Company, GLDD, certain Subsidiaries of GLDD, Lehman Brothers Inc., Credit Suisse First Boston, acting through its Cayman Islands Branch, Bank of America N.A., the financial institutions from time to time party thereto, as lenders, GLDD and certain Subsidiaries of GLDD shall have entered into that certain Credit Agreement and related documents (collectively, the “Bank Agreement”) in form and substance satisfactory to MDP and the Bank Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

2J.           HYD Offering.  GLDD shall have received not less than $170,000,000 in an offering of GLDD’s Senior Subordinated Notes on terms reasonably satisfactory to MDP.

2K.          Closing Documents.  The Company shall have delivered to each Purchaser all of the following documents:

(i)            an Officer’s Certificate, dated the date of the Closing, stating that the conditions specified in Section 1, Sections 2A through 2J, inclusive, and Sections 2L and 2N have been fully satisfied;

(ii)           certified copies of (a) the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Management Agreement, the Merger Agreement, the Bank Agreement, and each of the other agreements and instruments contemplated hereby and thereby (collectively, the “Transaction Agreements”), the filing of the amendment and restatement of the Certificate of Incorporation referred to in Section 2B, the amendment and restatement of the Company’s Bylaws referred to in Section 2C, the issuance and sale of the Securities and the consummation of all other transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”), and (b) the resolutions duly adopted by the Company’s stockholders adopting the amendment and restatement of the Certificate of Incorporation referred to in Section 2B;

(iii)          certified copies of the Company’s Certificate of Incorporation and Bylaws, each as in effect at the Closing;

(iv)          instruments evidencing the Securities registered in each Purchaser’s name; and

(v)           copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the Transactions (including all blue sky law filings).

2L.           Proceedings.  All corporate and other proceedings taken or required to be taken by the Company in connection with the Transactions to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to MDP.

2M.         Compliance with Applicable Laws.  The purchase of the Securities by each Purchaser hereunder shall not be prohibited by any applicable law or governmental rule or regulation.

2N.          Government Consents; Waiting Periods.  The Company shall have obtained all necessary government consents and approvals, made all required governmental filings (including under the HSR Act), and all waiting periods applicable under the HSR Act shall have expired or been terminated.

2O.          Waiver.  Any condition specified in this Section 2 may be waived on behalf of the Purchasers if consented to in writing by MDP.

Section 3.               Transfer of Restricted Securities.

3A.          General Provisions.  In addition to any other restrictions on transfer to which such shares may be subject, Restricted Securities are transferable only pursuant to (i) Public Offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 3B below, any other legally available means of transfer.

3B.          Opinion Delivery.  In connection with the transfer of any Restricted Securities (other than a transfer described in Section 3A(i) or (ii) above), upon the request of the Company, the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis LLP or other counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act.  In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis LLP or such other counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 3C.  If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 3.

3C.          Legend.  Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“The securities represented by this certificate were originally issued on December 22, 2003, and have not been registered under the Securities Act of 1933, as amended or any applicable state securities laws.  The transfer of the securities represented by this certificate is subject to the conditions specified in the Subscription Agreement dated as of December 22, 2003, as amended and modified from time to time, between the issuer (the “Company”) and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer.  A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

3D.          Legend Removal.  If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted

Securities, remove the legend set forth in Section 3C from the certificates for such Restricted Securities.

3E.           Additional Transfer Restrictions.  No Purchaser shall transfer, sell or otherwise dispose (whether voluntarily, involuntarily or by operation of law) of any Preferred Stock or Common Stock acquired hereunder or hereafter acquired by any such Purchaser without the prior written consent of MDP and any transfer, sale or disposition of Preferred Stock or Common Stock in violation of this Section 3E shall be void ab initio.  As a condition to any such transfer, sale or disposition, the Purchaser (or any transferee thereof) will cause the transferee or purchaser thereof to execute a counterpart to this Agreement (and any other agreement reasonably requested by MDP) and become party to this Agreement (and such other agreements) as a Purchaser.

Section 4.               Sale of the Company.

4A.          Approved Sale.  If the Board and MDP approve a Sale of the Company (the “Approved Sale”), all holders of Restricted Securities shall consent to, vote for and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of stock, the holders of Restricted Securities shall agree to sell their Restricted Securities on the terms and conditions approved by the Board and MDP.  The holders of Restricted Securities shall take all necessary and desirable actions in connection with the consummation of the Approved Sale and shall not impair or delay the Approved Sale.  In furtherance of the foregoing, if the Approved Sale is structured as (A) a merger or consolidation, each holder of Restricted Securities shall vote its Restricted Securities to approve such merger or consolidation, whether by written consent or at a stockholders meeting (as requested by MDP), and waive all dissenter’s rights, appraisal rights and similar rights in connection with such merger or consolidation, (B) a sale of stock, each holder of Restricted Securities shall agree to sell, and shall sell, all of its Restricted Securities and rights to acquire Restricted Securities on the terms and conditions so approved, or (C) a sale of assets, each holder of Restricted Securities shall vote its Restricted Securities to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders meeting (as requested by MDP), and waive all dissenter’s rights, appraisal rights and similar rights in connection with such sale of assets.

4B.          Additional Obligations.  In furtherance of its obligations under Section 4A above, (I) each holder of Restricted Securities will take all necessary or desirable actions reasonably requested by MDP in connection with the consummation of the Approved Sale and (II) each holder of Restricted Securities will make the same representations, warranties, indemnities and agreements as each other holder, including without limitation, voting to approve such transaction and executing all documents requested by MDP to be executed by such holder, including the applicable purchase agreement, stockholders agreement and/or indemnification and/or contribution agreement.  Without limiting the generality of the foregoing, in any Approved Sale, (i) each holder of Restricted Securities shall be obligated to make representations and warranties as to such holder’s title to and ownership of Restricted Securities, authorization, execution and delivery of relevant documents by such holder, enforceability of relevant agreements against such holder and other matters relating to such holder, to enter into covenants in respect of a transfer of such holder’s Restricted Securities in connection with such Approved

Sale (including, without limitation, the delivery of certificates, stock powers and other instruments of transfer) and to enter into indemnification obligations with respect to the foregoing, in each case to the extent that each other holder of the same type of Restricted Securities is similarly obligated; provided that no holder shall be obligated to enter into indemnification obligations with respect to any of the foregoing to the extent relating to any other holder of Restricted Securities or such other holder’s Restricted Securities (other than, in the case of a Rollover Investor, a transferee of such holder’s Restricted Securities), and (ii) in no event shall any holder of Restricted Securities be liable in respect of any indemnity obligations pursuant to any Approved Sale in an aggregate amount in excess of the total consideration payable to such holder in such Approved Sale.

4C.          Conditions to Obligations.  The obligations of the holders of Restricted Securities with respect to the Approved Sale are subject to the satisfaction of the following conditions:  (i) upon the consummation of the Approved Sale, all of the holders of the Common Stock shall receive the same form and amount of consideration per share of the Common Stock, or if any holders of the Common Stock are given an option as to the form and amount of consideration to be received, all holders shall be given the same option; and (ii) all holders of then currently exercisable rights to acquire shares of the Common Stock shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of the Common Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of the Common Stock received by the holders of the Common Stock in connection with the Approved Sale less the exercise price per share of the Common Stock of such rights to acquire the Common Stock by (2) the number of shares of the Common Stock represented by such rights.

4D.          Purchaser Representative.  If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Restricted Securities shall, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the Company.  If any holder of Restricted Securities appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative.  However, if any holder of Restricted Securities declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed

4E.           Cost Sharing.  Each holder of Restricted Securities shall bear his or her pro rata share (based upon the number of shares sold) of the costs of any sale of Restricted Securities pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of the Common Stock and are not otherwise paid by the Company or the acquiring party.  Costs incurred by each such holder of Restricted Securities on his or her own behalf shall not be considered costs of the transaction hereunder.

Section 5.               Distributions Upon Sale of the Company.  In the event of a Sale of the Company (whether or not such Sale of the Company constitutes an Approved Sale pursuant to Section 4 above), (a) each holder of Restricted Securities shall receive in exchange for the Restricted Securities held by such holder, the same portion of the aggregate consideration from such sale or exchange that such holder of Restricted Securities would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s certificate of incorporation as in effect immediately prior to such sale or exchange (as reduced in the case of holders of rights to acquire any class of Stockholder Shares by the exercise price per share thereof) and (b) each holder of Restricted Securities shall be obligated to join in any indemnification or other obligations that MDCP agrees to provide (including, without limitation, by way of escrow or holdback of any sale proceeds) in connection with such Sale of the Company (other than any such obligations that relate specifically to a holder of Restricted Securities such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Restricted Securities), with such holders bearing such liabilities or obligations with the same economic effect, consistent with clause (a) of the foregoing, as if such liabilities or obligations reduced the aggregated consideration payable to the Company’s stockholders in such Sale of the Company prior to the consummation thereof; provided, however, that in no case shall any such holder’s indemnity obligation exceed the dollar value of the proceeds received by such holder in such Sale of the Company.

Section 6.               Representations and Warranties of the Company.  As a material inducement to the Purchasers to enter into this Agreement and purchase the Securities hereunder, the Company hereby represents and warrants to each Purchaser as of the date hereof as follows:

6A.          Organization, Corporate Power and Licenses.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole.  The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement (including, without limitation, the issuance of the Securities hereunder).  The copies of the Company’s Certificate of Incorporation and Bylaws which have been furnished to the Purchasers’ reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

6B.          Capital Stock and Related Matters.

(i)            As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 100,000 shares of Preferred Stock, consisting of 90,000 shares of Series A Preferred Stock and 10,000 shares of Series B Preferred Stock, and (b) 1,500,000 shares of Common Stock.  The attached Capitalization Schedule sets forth the ownership of the Company as of and immediately after the Closing.  As of the Closing, the Company shall not have outstanding (or any commitments to issue) any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except as set forth on the attached Capitalization Schedule.  As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock except pursuant to the Management Agreement.  As of the Closing, all of the outstanding shares of the Company’s capital stock (including the Preferred Stock and the Common Stock) shall be validly issued, fully paid and nonassessable.

(ii)           There are no statutory or, to the Company’s knowledge, contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Securities hereunder or any other capital stock or other securities of the Company, except as set forth in the Management Agreement.  Based upon the representations and warranties of the Purchasers set forth herein and of management set forth in the Management Agreement, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock or other securities, and the offer, sale and issuance of the Securities hereunder do not require registration under the Securities Act or any applicable state securities laws.  To the Company’s actual knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except for the Management Agreement and the Registration Rights Agreement.  The Company has not granted any registration rights other than under the Registration Rights Agreement.

6C.          Subsidiaries; Investments.   Upon consummation of the transactions contemplated in the Merger Agreement, the Company shall own (directly or indirectly) all of the outstanding capital stock of GLDD.

6D.          Authorization; No Breach.  The execution, delivery and performance of this Agreement (including the issuance and delivery of the Securities hereunder) and the other Transaction Agreements to which the Company is a party, the amendment and restatement of the Company’s Certificate of Incorporation and the amendment and restatement of the Company’s Bylaws have been duly and validly authorized by the Company’s board of directors and (as applicable) approved by the required vote of the Company’s stockholders.  This Agreement and the other Transaction Agreements to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.  The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which the Company is a party, the offering, sale and issuance of the Securities hereunder, the amendment and restatement of the Certificate of Incorporation and the Company’s Bylaws and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency or other Person pursuant to, the Certificate of Incorporation or Bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject.

6E.           Conduct of Business.  Except in connection with the transactions contemplated hereby and by the Merger Agreement (and before giving effect to the Acquisition), the Company has no assets, has not conducted any business, incurred any material expenses, obligations or liabilities or entered into any written contract, lease, license, agreement, letter agreement or other instrument.

6F.           Litigation, etc.  There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Company’s knowledge, threatened against the Company or pending or threatened by the Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement and the Transaction Agreements).

6G.          Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company.

6H.          Governmental Consent, etc. To the actual knowledge of the Company:  (i) no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements, or the consummation by the Company of the Transactions and (ii) no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority was required in connection with the formation of the Company, other than filing with the Delaware Secretary of State, except for the matters disclosed in or contemplated by the Merger Agreement and except for filings required under the HSR Act.

6I.            Solvency, etc.  The Company is solvent as of the date of this Agreement and shall not become insolvent as a result of the consummation of the Transactions.  The Company is, and after giving effect to the Transactions shall be, able to pay its debts as they become due, and the Company’s property now has, and after giving effect to the Transactions shall have, a fair salable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  The Company has adequate capital to carry on its business, and after giving effect to the Transactions, the Company shall have adequate capital to conduct its business.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company.

6J.           Investment Company.  The Company is not an “investment company” as defined under the Investment Company Act of 1940, as amended.

6K.          Bank Agreement.  As of the date hereof, neither the Company nor any borrower or guarantor party to the Bank Agreement is in breach of any representation or warranty contained therein.

Section 7.               Representations and Warranties of the Purchasers.

7A.          Purchaser’s Investment Representations.  As a material inducement to the Company to enter into this Agreement and to sell the Securities hereunder, each Purchaser represents and warrants (severally as to itself only) to the Company as of the date hereof as follows:

(i)            Such Purchaser is acquiring the Restricted Securities purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent any Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 3 hereof.

(ii)           Such Purchaser is an “accredited investor” (as defined) under Regulation D under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Securities.

(iii)          Such Purchaser is able to bear the economic risk of its investment in the Securities for an indefinite period of time because the Securities have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

(iv)          Such Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Securities and has had full access to such other information concerning the Company as it has requested. Such Purchaser represents that such Purchaser has reviewed, or has had an opportunity to review, a copy of the Merger Agreement, and Purchaser is familiar with the transactions contemplated thereby.  Purchaser has also reviewed, or has had an opportunity to review, the following documents:  (A) the Company’s Certificate of Incorporation and Bylaws as amended and in effect at Closing; and (B) the loan agreements, notes and related documents with the Company’s senior and subordinated lenders.

(v)           This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Purchaser does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Purchaser is a party or any judgment, order or decree to which such Purchaser is subject.

(vi)          Such Purchaser is a resident of the state indicated in its address as listed on the Schedule of Purchasers.

Section 8.               Covenants.

8A.          Financial Statements and Other Information.  The Company shall deliver to each holder of more than 15% of the Restricted Securities acquired hereunder:

(i)            as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such items shall be prepared in accordance with generally accepted accounting principles, consistently applied and shall be certified by a senior executive officer of the Company;

(ii)           within 30 days after the end of each quarterly accounting period in each fiscal year, an Officer’s Certificate stating that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(iii)          within 90 days after the end of each fiscal year, consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company’s annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (a) with respect to the consolidated portions of such statements, an opinion containing no material exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing reasonably acceptable to the Purchasers holding a majority of the outstanding Series A Preferred Stock held by all of the Purchasers, (b) a certificate from such accounting firm, addressed to the Company’s board of directors, stating that in the course of its examination nothing came to its attention that caused it to believe that there was any default by the Company or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any such default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (c) a copy of such firm’s annual management letter to the Company’s board of directors;

(iv)          promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or its Subsidiaries’ operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(v)           at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets;

(vi)          promptly (but in any event within five business days) after the discovery or receipt of notice of any default under any material agreement to which it or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material liability under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(vii)         within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s and its Subsidiaries’ businesses; and

(viii)        with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 8A may reasonably request.

Each of the financial statements referred to in subparagraph (i) and (iii) above shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the business, condition (financial or otherwise), operating results, assets, liabilities, operations, business prospects or customer, supplier or employee relations of the Company and its Subsidiaries taken as a whole).

8B.          Inspection Rights.  The Company shall permit any representatives designated by any holder of more than 15% of the Restricted Securities acquired hereunder, upon reasonable notice and during normal business hours and at such other times as any such Purchaser may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries.  The presentation of an executed copy of this Agreement by any such holder to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons.

8C.          Restrictions.  The Company shall not, without the prior written consent of MDP:

(i)            directly or indirectly declare or pay, or permit any Subsidiary to declare or pay, any dividends or make any distributions upon any of its capital stock or other equity securities other than the Preferred Stock pursuant to the terms of the Certificate of Incorporation, except that the Company may declare and pay dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock and any Subsidiary may declare and pay dividends or make distributions to the Company or any Wholly-Owned Subsidiary;

(ii)           directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company’s or any Subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) other than the Preferred Stock pursuant to the terms of the Certificate of Incorporation or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for acquisitions of capital stock pursuant to agreements or plans, including equity incentive agreements with service providers, which allow the Company to repurchase shares of Common Stock upon the termination of services or an exercise of the Company’s right of first refusal upon a proposed transfer.

(iii)          except as expressly contemplated by this Agreement and the Merger Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities);

(iv)          make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly-Owned Subsidiary), except for (a) reasonable advances to employees in the ordinary course of business, (b) acquisitions permitted pursuant to subparagraph (viii) below, (c) Investments having a stated maturity no greater than one year from the date the Company or any Subsidiary makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., or (d) loans for acquisitions of capital stock pursuant to agreements or plans, including equity incentive agreements with service providers, which allow the Company to repurchase shares of Common Stock upon the termination of services or an exercise of the Company’s right of first refusal upon a proposed transfer;

(v)           merge or consolidate with any Person or, except as permitted by subparagraph (viii) below, permit any Subsidiary to merge or consolidate with any Person (other than such Subsidiary with a Wholly-Owned Subsidiary);

(vi)          sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 25% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Company’s board of directors in its reasonable good faith judgment) in any transaction or series of related transactions or sell or permanently dispose of any of its or any Subsidiary’s Intellectual Property Rights;

(vii)         liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

(viii)        acquire or enter into, or permit any Subsidiary to acquire or enter into, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), except acquisitions for purchase consideration of not more than $2,500,000 in the aggregate, or any joint venture;

(ix)           reclassify or recapitalize any securities of the Company or any of its Subsidiaries;

(x)            enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than dredging and demolition;

(xi)           become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification, extension or renewal of) any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any Subsidiary to make loans or advances or pay dividends or distributions to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (b) the Company’s right to perform the provisions of this Agreement or the other Transaction Agreements, the Certificate of Incorporation or the Company’s bylaws (including, without limitation, provisions relating to the declaration and payment of dividends on and the making of redemptions of the Series A Preferred Stock);

(xii)          except as expressly contemplated by this Agreement, make any amendment to or rescind any provision of the certificate of incorporation or articles of incorporation, or the by-laws, of the Company or any of its Subsidiaries, or file any resolution of the board of directors with the secretary of state of the state of incorporation of the Company or any of its Subsidiaries;

(xiii)         enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, employees, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement;

(xiv)        hire or fire the chief executive officer and/or the chief financial officer of the Company or persons exercising the authority and/or performing the functions customarily associated with such job titles, or any other executive officers or key employees;

(xv)         approve or materially modify any annual strategic and operating plan of the Company;

(xvi)        establish or acquire any Subsidiaries other than Wholly-Owned Subsidiaries;

(xvii)       create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness exceeding an aggregate principal amount of $5,000,000 outstanding at any time on a consolidated basis;

(xviii)      create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than Permitted Liens;

(xix)         make, or permit any Subsidiary to make, any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) exceeding $100,000 in the aggregate on a consolidated basis during any twelve-month period;

(xx)          enter into, or permit any Subsidiary to enter into, any leases or other rental agreements (excluding capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) under which the amount of the aggregate lease payments for all such agreements exceeds $500,000 on a consolidated basis for any twelve-month period;

(xxi)         issue or sell, or permit any Subsidiary to issue or sell, any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary; or

(xxii)        select the auditors for the Company.

8D.          Affirmative Covenants.  The Company shall, and shall cause each Subsidiary to, unless it has received the prior written consent of the holders of Securities holding at least a majority of the Common Stock held by all such holders:

(i)            at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(ii)           maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

(iii)          pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books and financial statements with respect thereto;

(iv)          comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books and financial statements with respect thereto;

(v)           comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the business, condition (financial or otherwise), operating results, assets, liabilities, operations, business prospects or customer, supplier or employee relations of the Company and its Subsidiaries taken as a whole;

(vi)          apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for well-insured companies of similar size engaged in similar lines of business; and

(vii)         maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.

8E.           Compliance with Agreements.  The Company shall perform and observe (i) all of its obligations to each holder of the Preferred Stock and Common Stock set forth in its certificate of incorporation and bylaws, and (ii) all of its obligations under the Registration Rights Agreement and the other Transaction Agreements.

Section 9.               Definitions.

9A.          Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Board” means the Company’s Board of Directors.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company’s Common Stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s actual knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Company’s equity securities to the public pursuant to an effective registration statement under the Securities Act, or any comparable statement under any similar federal statute then in force.

“Restricted Securities” means (i) the Securities issued hereunder, and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act.  Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 3C.

“Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” means the U.S. Securities and Exchange Commission and includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

Section 10.             Certain Voting Agreements.

10A.        Each Purchaser hereby agrees that such Purchaser will vote, or cause to be voted, all voting Restricted Securities over which such Purchaser has the power to vote or direct the voting, either in person or by proxy, whether at a stockholders meeting, or by written consent, in the manner in which MDCP directs in connection with (i) approval of any amendment or amendments to the Company’s Certificate of Incorporation or bylaws, (ii) any merger, combination or consolidation of the Company with any Independent Third Party, (iii) the sale, lease or exchange of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to an Independent Third Party, or (iv) the reorganization, recapitalization, liquidation, dissolution or winding-up of any of the Company and its Subsidiaries; provided, however, that no such action shall (a) contravene the terms of this Agreement, or (b) have a material adverse effect on the rights or interests of any Purchaser in respect of any of its

Restricted Securities that would be borne disproportionately by such Purchaser relative to the effect of such action on the rights or interests of other Purchasers in respect of holdings of Restricted Securities of the same class, unless approved by holders of a majority of the Restricted Securities so adversely affected.

10B.        In order to secure the obligations of each Purchaser who now or hereafter holds any voting securities to vote such Person’s Restricted Securities in accordance with the provisions of this Agreement, each Purchaser hereby appoints MDP as his or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his or its Restricted Securities, which irrevocable proxy MDP may exercise at any time.  The proxies and powers granted by each such Purchaser pursuant to this Section 10B are coupled with an interest and are given to secure the performance of such Purchaser’s obligations under this Agreement.  Such proxies and powers shall be irrevocable until termination of this Section 10 and shall survive the death, incompetency, disability, bankruptcy or dissolution of each Purchaser and the subsequent holders of his or its Restricted Securities.  No Purchaser shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

Section 11.             Miscellaneous.

11A.        Expenses.  The Company shall pay to MDP, and hold MDP harmless against liability for the payment of, (i) the fees and expenses of its special counsel arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, which shall be payable at the Closing or, if the Closing does not occur, payable upon demand, (ii) the fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby or the Certificate of Incorporation, (iii) the fees and expenses incurred with respect to the enforcement of the rights granted under this Agreement, the agreements contemplated hereby and the Certificate of Incorporation, (iv) the fees and expenses incurred by MDP in connection with any transaction, claim or event which MDP believes affects the Company and as to which MDP seeks the advice of outside professionals, (v) the fees and expenses incurred by MDP in connection with any investment initiative pursued prior to the date hereof with the Company’s Chief Executive Officer and (vi) the fees and expenses incurred by MDP in connection with (A) the monitoring and management of the Company and its Subsidiaries and (B) a Sale of the Company.

11B.        Indemnification.  The Company hereby covenants and agrees to indemnify and hold harmless each of the Purchasers, their respective officers, directors, stockholders, affiliates, successors, assigns, agents and other representatives, from and against any and all damages, losses, claims, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), resulting from any material breach of any of the representations, warranties or covenants of the Company under this Agreement.

11C.        Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby through the first anniversary of the Closing; provided, however, that the representations and warranties contained in Section 6B, Section 6D and Section 6G hereof shall survive the Closing for the applicable statute of limitations.

11D.        Remedies.  The Purchasers shall have all rights and remedies set forth in this Agreement and all rights and remedies which the Purchasers have been granted at any time under any other agreement or contract and all of the rights which the Purchasers have under any law.  The Purchasers shall be entitled to enforce all rights they have under this Agreement, the other Transaction Agreements and the Securities specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

11E.         Consent to Amendments.  Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of MDP.

11F.         Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as a purchaser or holder of Securities are also for the benefit of, and enforceable by, any subsequent holder of such Securities.

11G.        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11H.        No Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

11I.          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including by facsimile), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

11J.         Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

11K.       Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11L.         Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the Purchasers at the addresses indicated on the Schedule of Purchasers attached hereto, to the Company at the following address:

GLDD Acquisitions Corp.
c/o Madison Dearborn Capital Partners IV, L.P.

70 W. Madison, Suite 3800
Three First National Plaza
Chicago, Illinois 60602
Facsimile: (312) 422-2424
Attention:	Samuel M. Mencoff
Thomas S. Souleles

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Facsimile: (312) 861-2200
Attention:	William S. Kirsch, P.C.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

11M.       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

* * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

GLDD ACQUISITIONS CORP.

By:	/s/ Douglas B. Mackie

Its:	President and Chief Executive Officer

SCHEDULE OF PURCHASERS:

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

By:	Madison Dearborn Partners IV, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, L.L.C.
Its:	General Partner

By:	/s/ Thomas S. Souleles
Name:	Thomas S. Souleles
Title:	Member

SPECIAL CO-INVEST I

By:	/s/ Thomas S. Souleles

Its:	Member

2

NORTHWESTERN UNIVERSITY

By:	/s/ William H. McLean

Its:	Vice President and Chief Investment Officer

RANDOLPH STREET PARTNERS VI

By:	/s/ William S. Kirsch, P.C.

Its:	Partner

2

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

Exhibits

Exhibit A	-	Amended and Restated of Certificate of Incorporation

Exhibit B	-	Amended and Restated Bylaws

Exhibit C	-	Registration Rights Agreement

Exhibit D	-	Management Agreement

Disclosure Schedules

Schedule of Purchasers

Capitalization Schedule